                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 5)


                       Industrial Scientific Corporation
                               (Name of Issuer)

                                 Common Stock
                        (Title of Class of Securities)

                                  45631G-10-6
                                (CUSIP Number)

                               December 31, 1998
            (Date of Event Which Require Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

[   ]  Rule 13d-1(b) (Qualified Investor)

[   ]  Rule 13d-1(c) (Passive Investor)

[ X ]  Rule 13d-1(d) (Exempt Investor)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO.  45631G-10-6
___________________________________________________________________________
(1)   Names of Reporting Persons                  Kent D. McElhattan
      Corporation
      SS or IRS Identification Nos.               SSN:  ###-##-####
      of Above Person
___________________________________________________________________________
(2)   Check the Appropriate Box (See Instructions):
      (a)
         --------------------------------

         if a Member of a Group
      (See Instructions)

      (b)               X
         --------------------------------
             Membership in any group is
             disclaimed
--------------------------------------------------------------------------------
(3)   SEC Use Only
--------------------------------------------------------------------------------
(4)   Citizenship or Place                              United States of America
      of Organization
--------------------------------------------------------------------------------
Number of Shares               (5)  Sole Voting Power                 1,002,520*
Beneficially
Owned by Each                  (6)  Shared Voting Power                 21,040**
Reporting Person
With                           (7)  Sole Dispositive Power          1,005,210***

                               (8)  Shared Dispositive                  21,040**
                                    Power
--------------------------------------------------------------------------------
(9)       Aggregate Amount Beneficially Owned by Each                  1,026,250
          Reporting Person
--------------------------------------------------------------------------------
(10)      Check if the Aggregate Amount in Row (9)                Not Applicable
          Excludes Certain Shares
--------------------------------------------------------------------------------
(11)      Percent of Class Represented by Amount in Row 9                   30.4
--------------------------------------------------------------------------------
(12)      Type of Reporting Person                                            IN
          (See Instructions)

*   See Exhibit A
**  See Exhibit B
***  See Exhibit C

CUSIP NO.  45631G-10-6

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G
                (Under the Securities and Exchange Act of 1934)

Item 1(a)      Name of Issuer:
               --------------

                   Industrial Scientific Corporation

Item 1(b)      Address of Issuer's Principal Executive Offices:
               ------------------------------------------------

                   1001 Oakdale Road
                   Oakdale, PA  15071

Item 2(a)      Name of Person Filing:
               ----------------------

                   Kent D. McElhattan

Item 2(b)      Address of Principal Business Office:
               -------------------------------------

                   Industrial Scientific Corporation
                   1001 Oakdale Road
                   Oakdale, Pennsylvania 15071

Item 2(c)      Citizenship:
               ------------

                   United States of America

Item 2(d)      Title of Class of Securities:
               -----------------------------

                   Common Stock, Par Value $.01 Per Share

Item 2(e)      CUSIP Number:
               -------------

                   45631G-10-6

Item 3         Statement filed pursuant to Rules 13d-1(b), or
               13d-2(b).

               Not Applicable.

Item 4         Ownership:
               ----------

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               (a)   Amount beneficially owned:                       1,026,250*

               (b)   Percent of class:                                     30.4

               (c)   Number of shares as to
                     which person has:

                     (i)    Sole power to vote or                     1,002,520*
                            to direct the vote:

                    (ii)    Shared power to vote                        21,040**
                            or to direct the vote:

                    (iii)   Sole power to dispose or                1,005,210***
                            to direct the disposition
                            of shares:

                    (iv)    Shared power to dispose or                  21,040**
                            to direct the disposition
                            of shares:

Item 5         Ownership of Five Percent or Less of a Class:
               ---------------------------------------------

                     Not Applicable.

Item 6         Ownership of More than Five Percent on Behalf of Another Person:
               ----------------------------------------------------------------

                     Not Applicable.

Item 7         Identification and Classification of the Subsidiary Which
               ---------------------------------------------------------
               Acquired the Security Being Reported by the Parent Holding
               ----------------------------------------------------------
               Company:
               --------

                     Not Applicable.

Item 8         Identification and Classification of Members of the Group:
               ----------------------------------------------------------

                     Not Applicable.

Item 9         Notice of Dissolution of Group:
               -------------------------------

                     Not Applicable.

Item 10        Certification:
               --------------

                     Not Applicable.

*   See Exhibit A
**  See Exhibit B
***  See Exhibit C

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 16, 1999



/s/ Kent D. McElhattan
----------------------
Kent D. McElhattan

                                 EXHIBIT A
                                 ---------

* Includes 110,080 shares held by various family trusts as to which the reporting person serves as trustee. The reporting person disclaims beneficial ownership of such shares.


                                 EXHIBIT B
                                 ---------

** Includes 14,400 shares held by a charitable foundation to which the reporting person serves as a Director, 2,000 shares held by the reporting person's spouse and 4,640 shares held by a child of the reporting person. The reporting person disclaims beneficial ownership of such shares.


                                 EXHIBIT C
                                 ---------

***  Includes 2,690 shares held by profit sharing plan.